EXHIBIT 3.23
                            ARTICLE OF INCORPORATION

                                       OF

                          SINCLAIR COMMUNICATIONS, INC.


     FIRST: I, Clinton R. Black, IV, whose post office address is 100 Light Street, Suite 1100, Baltimore, Maryland 21202, being at least 18 years of age, hereby form a corporation under and by virtue of the general laws of the State of Maryland.

     SECOND: The name of the corporation (which is hereafter referred to as the "Corporation") is:

                          SINCLAIR COMMUNICATIONS, INC.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful business and to do anything permitted by the Maryland General Corporation Law.

     FOURTH: The post office address of the principal office of the Corporation in this State is 2000 W. 41st Street, Baltimore, Maryland 21211. The name and post office address of the Resident Agent of the Corporation in this State is Steven A. Thomas, Esquire, 100 Light Street, Suite 1100, Baltimore, Maryland 21202. Said resident agent is an individual actually residing in this state.

     FIFTH: The total number of shares of capital stock which the Corporation has authority to issue is 1,000 shares of common stock, par value $.01 per share, for an aggregate par value of ten dollars ($10.00), all of one class of stock.

     SIXTH: The number of Directors of the Corporation shall be not less than three (3) nor more than twelve (12). The number of Directors may be increased or decreased pursuant to the By-laws of the Corporation, subject, however, to the above provision.

     The name of the directors who shall act until the first annual meeting or until their successor or successors are duly elected and qualified are David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Basil A. Thomas, Lawrence McCanna, and William Brock.

     SEVENTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was (a) the result of active and deliberate dishonesty, or (b) that intentionally



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wrongful,  willful, or malicious end, in each case, was material to the cause of action adjudicated in the proceeding.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 8th day of April 1996, and I acknowledge the same to be my act.



                                                      /s/ Clinton R. Black, IV
                                                     ---------------------------
                                                           Clinton R. Black, IV

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